Exhibit 99.1

FOR IMMEDIATE RELEASE

Bio-Rad Reports Record Fourth-Quarter and Full-Year

2010 Financial Results

HERCULES, CA – February 24, 2011 – Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb), a multinational manufacturer and distributor of life science research and clinical diagnostic products, announced financial results today for the fourth quarter and fiscal year ended December 31, 2010.

Fourth-quarter reported revenues were $533.7 million, up 7.8% compared to $495.1 million reported for the fourth quarter of 2009. On a currency-neutral basis, quarterly revenues increased 9.9% compared to the same period last year.  This increase was the result of organic growth across Bio-Rad’s two main areas, Life Science and Clinical Diagnostics as well as revenue of $15.3 million resulting from the acquisition of certain diagnostics businesses of Biotest AG, which were added to the Company’s portfolio in the first quarter of 2010. Excluding the revenue from the Biotest acquisition, fourth-quarter revenues were up 6.7% on a currency neutral basis. Fourth-quarter gross margin increased to 56.2% compared to 54.2% during the same quarter last year.

Net income attributable to Bio-Rad for the fourth quarter of 2010 was $67.9 million, or $2.41 per share on a fully diluted basis compared to $1.35 per share, during the same period last year.  In December, the Company refinanced a portion of its long-term debt issuing $425 million of senior debt. Proceeds were used to retire $200 million of subordinated debt in December and, subsequent to year end, $225 million of subordinated debt. The effect of this transaction on pretax earnings for the fourth quarter of 2010 was $5.3 million, which is included in interest expense.

The tax provision for the fourth quarter was a benefit of $10.7 million. This extraordinary fourth-quarter provision benefit includes the repatriation of foreign earnings to the U.S. and the favorable impact of the extension of the U.S. Research and Experimentation tax credit. Without these two items, the fourth-quarter effective tax rate would have been approximately 25%.

For the full year, sales grew by 8.0% to $1,927.1 million compared to $1,784.2 million in 2009. Year over year, there was insignificant currency impact on sales growth.  Full-year net income attributable to Bio-Rad was $185.5 million, or $6.59 per share on a fully diluted basis, compared to $144.6 million, or $5.20 per share, respectively, in 2009. Full-year gross margin increased to 56.6% compared to last year’s figure of 56.0%.

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Bio-Rad Reports Record Fourth-Quarter and Full-Year 2010 Financial Results

“We are pleased by our performance during the fourth quarter and the entire year,” said Norman Schwartz, Bio-Rad President and Chief Executive Officer. “In spite of a cautious business environment in the U.S. and Europe throughout 2010, we are encouraged by customer acceptance of several new products including our TC10™ automated cell counter and our IH-1000 automated blood typing platform. Although continued economic pressure from European markets is predicted, we expect 2011 to be another year of progress for Bio-Rad.”

Life Science

The Life Science segment net sales for the fourth quarter were $192.9 million, up 1.0% compared to the same period last year. On a currency-neutral basis, Life Science segment sales increased by 2.2%. Full-year reported revenues for the Life Science segment were $648.1 million, up 2.6% over the prior year, or an increase of 2.2% on a currency-neutral basis. European sales continued to lag in the fourth quarter as a result of weak economic conditions facing government-funded research. During the quarter, the Life Science segment benefited from sales of precast electrophoresis gels as well as its next generation PCR instruments, in particular, the CFX96™ real-time PCR detection system.

The TC10 automated cell counter also continued to gain rapid customer acceptance on a global basis. In November, Bio-Rad launched the Criterion® TGX Stain-Free™ precast electrophoresis gels which, when combined with Bio-Rad’s Gel Doc™ EZ imager, provide researchers with the fastest protein separation and visualization available.

Clinical Diagnostics

The Clinical Diagnostics segment reported net sales of $336.5 million for the fourth quarter, up 12.0% compared to the same period in 2009. On a currency-neutral basis, net sales were up 14.7%. These results include additional revenue of $15.3 million from the diagnostics businesses of Biotest AG that were added to the Company’s portfolio in the first quarter of 2010. Excluding revenue from the Biotest acquisition, net sales were up 9.3% on a currency-neutral basis compared to the same quarter last year.  Full-year reported revenues for the Clinical Diagnostics segment were $1,265.3 million, an increase of 11.0% over the prior year. On a currency-neutral basis, full-year sales increased 11.3% compared to 2009 results. Excluding revenue from the Biotest acquisition, full-year sales increased 6.3% on a currency neutral basis. Performance in the Clinical Diagnostics segment during the fourth quarter was the result of growth across all product lines, most notably quality controls, blood typing, diabetes monitoring, as well as sales of the BioPlex 2200® system.  During the fourth quarter, the Company announced FDA clearance and the U.S. launch of Bio-Rad’s BioPlex® 2200 Anti-CCP test for the early detection of rheumatoid arthritis. This novel marker has been shown to have superior diagnostic specificity.

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Bio-Rad Reports Record Fourth-Quarter and Full-Year 2010 Financial Results

2010 Full-Year Highlights

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Full-year Company sales grew by 8.0% to $1,927.1 million.

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Year-over-year net income was $185.5 million, or $6.59 per share on a fully diluted basis, compared to $144.6 million, or $5.20 per share in 2009.

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In January, Bio-Rad completed the purchase of certain diagnostics businesses of Biotest AG including its diagnostics products in the areas of blood transfusion testing, transplantation, and infectious diseases.

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Also, in January, Bio-Rad announced the launch of a new Anti-CCP test for markets outside the U.S. for its BioPlex 2200 system for the early detection of rheumatoid arthritis. After receiving FDA clearance later in the year, the product was launched in the U.S.

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In March, Bio-Rad announced the launch of the Mini-PROTEAN® TGX™ precast gels that provide researchers with the fastest running, long shelf life precast gels for protein electrophoresis.

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In May, Bio-Rad introduced the TC10 automated cell counter, which accurately and reproducibly provides total mammalian cell counts in 30 seconds, eliminating the need for manually counting cells.

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Also in May, the Clinical Diagnostics segment announced the launch of the BioPlex® 2200 MMRV IgG kit (measles, mumps, rubella, and the varicella-zoster virus) for use on the company’s BioPlex 2200 system.

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During the second quarter, Bio-Rad received notification from the FDA that it could proceed with an Investigational New Drug Study for its Dengue NS1 Ag microplate assay.

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In June, Bio-Rad announced the launch of its IH-1000 blood screening system for markets outside the U.S.

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In July, Bio-Rad submitted Premarket Approval application to the FDA for its fourth-generation HIV assay, the GS HIV Combo Ag/Ab EIA (enzyme immunoassay), offering early detection of HIV infections as well as acute HIV infections.

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In September, Bio-Rad announced the launch of the Gel Doc EZ imager, the first gel documentation system that provides publication-quality images and analysis in seconds.

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In November, the Life Science segment launched Criterion TGX Stain-Free precast gels which, when combined with Bio-Rad’s Gel Doc EZ imager, provide researchers with the fastest protein separation and visualization available.

•

In December, Bio-Rad successfully issued $425 million of senior debt. As a result of that transaction, the Company redeemed $200 million of subordinated debt originally due in 2014. Subsequently, in January 2011, the Company redeemed $225 million of subordinated debt originally due 2013.

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Bio-Rad Reports Record Fourth-Quarter and Full-Year 2010 Financial Results

Internal Control Over Financial Reporting

In connection with our audit committee’s ongoing investigation of our compliance with the FCPA, our management identified three significant deficiencies in our internal control over financial reporting as of December 31, 2010 that, when considered and taken together, constitute a material weakness in our internal control over financial reporting as of December 31, 2010. Our conclusion that we have a material weakness in our internal control over financial reporting as of December 31, 2010 is not based on quantified misstatements in our historical financial statements or our financial statements as of and for our fiscal quarter and year ended December 31, 2010, but instead on the risk that we may be unable to prevent or detect on a timely basis potential material errors in our future financial statements. We do not presently anticipate that the material weakness in our internal control over financial reporting as of December 31, 2010 will have any material effect on our previously reported financial results or our financial results for our fiscal quarter or year ended December 31, 2010. Our Annual Report on Form 10-K for our fiscal year ended December 31, 2010 will contain more information about these three significant deficiencies and the resulting material weakness and the measures that we have initiated and are considering initiating to attempt to remediate it.

Management will discuss these results in a conference call at 2 PM Pacific Time (5 PM Eastern Time) February 24, 2011. Interested parties may access the call by dialing

866-202-0886 (in the U.S.) or 617-213-8841 (international), access number 25027707.

A live webcast of the conference call may be accessed in the "Investor Relations" section of www.bio-rad.com. A replay of the call will be available at 888-286-8010 (in the U.S.) or 617-801-6888 (international), access number 51107717, for seven days following the call. The webcast of the call will be archived on the Bio-Rad site for on-demand replay for up to a year and may be accessed in the "Investor Relations" section of www.bio-rad.com.

About Bio-Rad

Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb), has remained at the center of scientific discovery for more than 50 years, manufacturing and distributing a broad range of products for the life science research and clinical diagnostic markets. The Company is renowned worldwide among hospitals, universities, major research institutions, as well as biotechnology and pharmaceutical companies for its commitment to quality and customer service. Founded in 1952, Bio-Rad is headquartered in Hercules, California, and serves more than 85,000 research and industry customers worldwide through its global network of operations. The Company employs over 6,800 people globally and had revenues exceeding $1.9 billion in 2010. For more information, visit www.bio-rad.com.

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Bio-Rad Reports Record Fourth-Quarter and Full-Year 2010 Financial Results

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. For further information regarding the Company's risks and uncertainties, please refer to the “Risk Factors” in the Company’s public reports filed with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. Bio-Rad Laboratories, Inc., disclaims any obligation to update these forward-looking statements.

For more information contact:

Christine Tsingos, Vice President and Chief Financial Officer, or

Ron Hutton, Treasurer

Bio-Rad Laboratories, Inc.

510-724-7000

investor_relations@bio-rad.com

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BIO-RAD LABORATORIES, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009

Net sales	$ 533,720	$ 495,073	$ 1,927,118	$ 1,784,244
Cost of goods sold	233,997	226,604	835,630	784,401
Gross profit	299,723	268,469	1,091,488	999,843
Selling, general and administrative expense	176,672	163,862	635,213	601,468
Product research and development expense	45,267	44,510	172,266	163,585
Impairment losses on goodwill and long-lived assets	--	3,802	--	3,802
Income from operations	70,784	56,295	284,009	230,988
Interest expense	20,548	14,363	63,717	47,024
Foreign exchange losses	338	1,754	3,884	5,003
Other (income) expense, net	(303)	(1,915)	(3,875)	(6,871)
Income before taxes	57,201	42,093	220,283	185,832
(Provision) benefit for income taxes	10,736	(3,571)	(33,348)	(36,667)
Net income including noncontrolling interests	67,937	38,522	186,935	149,165
Less: Net income attributable to noncontrolling interests	(29)	(660)	(1,445)	(4,545)
Net income attributable to Bio-Rad	$ 67,908	$ 37,862	$ 185,490	$ 144,620

Basic earnings per share:
Net income attributable to Bio-Rad	$ 2.44	$ 1.38	$ 6.70	$ 5.28
Weighted average common shares	27,808	27,491	27,665	27,404

Diluted earnings per share:
Net income attributable to Bio-Rad	$ 2.41	$ 1.35	$ 6.59	$ 5.20
Weighted average common shares	28,233	28,006	28,151	27,828

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BIO-RAD LABORATORIES, INC

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31,	December 31,
	2010	2009
Current assets:
Cash and cash equivalents	$ 906,551	$ 649,938
Restricted cash	6,422	--
Short-term investments	118,636	94,876
Accounts receivable, net	387,996	345,734
Inventories	398,100	351,206
Other current assets	157,641	120,920
Total current assets	1,975,346	1,562,674

Property, plant and equipment, net	333,617	302,417
Goodwill, net	363,981	327,626
Purchased intangibles, net	203,881	204,779
Other assets	185,939	138,357
Total assets	$ 3,062,764	$ 2,535,853

Current liabilities:
Accounts payable	$ 113,440	$ 92,988
Accrued payroll and employee benefits	131,381	126,702
Notes payable and current maturities of long-term debt	233,181	5,132
Income and other taxes payable	50,935	42,322
Other current liabilities	137,690	152,828
Total current liabilities	666,627	419,972

Long-term debt, net of current maturities	731,100	737,919
Other long-term liabilities	124,518	98,749
Total liabilities	1,522,245	1,256,640

Bio-Rad stockholders’ equity	1,536,696	1,259,726
Noncontrolling interests	3,823	19,487
Total stockholders’ equity	1,540,519	1,279,213
Total liabilities and stockholders’ equity	$ 3,062,764	$ 2,535,853

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BIO-RAD LABORATORIES, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Year Ended
	December 31,
	2010	2009

Cash flows from operating activities:
Cash received from customers	$ 1,877,483	$ 1,778,316
Cash paid to suppliers and employees	(1,536,935)	(1,386,382)
Interest paid	(59,834)	(38,471)
Income tax payments	(55,502)	(37,749)
Other operating activities	697	9,360
Net cash provided by operating activities	225,909	325,074

Cash flows from investing activities:
Payments for acquisitions and long-term investments	(89,307)	(35,990)
Other investing activities	(127,205)	(139,962)
Net cash used in investing activities	(216,512)	(175,952)
Cash flows from financing activities:
Long-term borrowings	424,633	294,750
Payments on long-term borrowings	(206,706)	(6,823)
Other financing activities	10,818	6,006
Net cash provided by financing activities	228,745	293,933

Effect of foreign exchange rate changes on cash	18,471	2,359

Net increase in cash and cash equivalents	256,613	445,414
Cash and cash equivalents at beginning of year	649,938	204,524
Cash and cash equivalents at end of period	906,551	$ 649,938

Reconciliation of net income including noncontrolling interests to net cash provided by operating activities:
Net income including noncontrolling interests	$ 186,935	$ 149,165
Adjustments to reconcile net income including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	108,911	101,682
Impairment expense	--	3,802
Changes in working capital	(72,350)	66,707
Other	2,413	3,718
Net cash provided by operating activities	$ 225,909	$ 325,074

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